Exhibit 3

Amendment to Equity Commitment Letter

June 29, 2016

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, NY 10171

Re: Extension of Equity Financing Commitment

Gentlemen:

Reference is made to the Equity Commitment Letter by and among Apollo Capital Management, L.P. on behalf of certain funds and managed accounts and Genco Shipping & Trading Limited, a Marshall Islands corporation dated as of June 7, 2016 (the “Agreement”). The Agreement is hereby amended by substituting “September 30; 2016” for “June 30, 2016” in Section 2 thereof. Except as expressly amended hereby, the Agreement remains in full force and effect.

If this amendment to the Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

APOLLO CAPITAL MANAGEMENT. L.P. By: Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

Accepted and agreed as of the date first set forth above:

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Apostolos Zafolias
Name:	Apostolos Zafolias
Title:	CFO